UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

Cynosure, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51623	04-3125110
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

5 Carlisle Road, Westford, MA	01886
(Address of Principal Executive Offices)	(Zip Code)

Timothy W. Baker	(978)256-4200
(Name and telephone number, including area code, of the person to contact in connection with this report.)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2014.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflicts Minerals Disclosure

This Form SD of Cynosure, Inc. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934 for the reporting period January 1, 2014 to December 31, 2014.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, and is publicly available at http://governance.cynosure.com/.

Item 1.02 Exhibit

As specified in Section 2, Item 2.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this report.

Section 2 – Exhibits

Item 2.01 Exhibits

The following exhibit is filed as part of this report.

Exhibit No.	Description

1.01	Conflict Minerals Report of Cynosure, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Cynosure, Inc.

By:	/s/ Timothy W. Baker	Date:	May 28, 2015
Timothy W. Baker
President, Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.01	Conflict Minerals Report of Cynosure, Inc.